As filed with the Securities and Exchange Commission on July 10, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Patriot National Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Connecticut	06-1559137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900 Bedford Street

Stamford, Connecticut 06901

(Address of Principal Executive Offices) (Zip Code)

Patriot National Bancorp, Inc. 2025 Omnibus Equity Incentive Plan

(Full title of the plan)

Steven Sugarman

President

Patriot National Bancorp, Inc.

900 Bedford Street

Stamford, Connecticut 06901

(Name and address of agent for service)

(203) 252-5900

(Telephone number, including area code, of agent for service)

With copies to:

Alan L. Zeiger, Esq

Yelena Barychev, Esq

Peter Melampy, Esq

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, PA 19103

(215) 569-5737

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Patriot National Bancorp, Inc. 2025 Omnibus Equity Incentive Plan of Patriot National Bancorp, Inc. (the “Registrant”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the Note to Part I of Form S-8, such documents are not being filed with the Commission, but constitute, along with the documents incorporated by reference into this Registration Statement on Form S-8 (the “Registration Statement”) pursuant to Item 3 of Part II of this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available, without charge, upon written or oral request to: Patriot National Bancorp, Inc., Attn: President, 900 Bedford Street, Stamford, Connecticut 06901, Tel: (203) 252-5900.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC by the Registrant are hereby incorporated by reference into this Registration Statement (other than portions of the documents that are “furnished” rather than filed with the SEC):

●	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on April 15, 2025;

●	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 filed with the SEC on May 14, 2025;

●

the Registrant’s Current Reports on Form 8-K filed with the SEC on January 21, 2025, February 21, 2025, March 19, 2025, March 21, 2025, March 26, 2025, April 1, 2025, May 1, 2025, May 19, 2025, June 4, 2025, July 2, 2025 and July 9, 2025; and

●

the description of the Registrant’s capital stock contained in Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 9, 2025, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) (other than the documents, or portions thereof, that are “furnished” rather than filed with the SEC) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a previously filed document incorporated by reference into this Registration Statement is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section VI of the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), provides that the Registrant shall, to the fullest extent permitted or required under the Connecticut Business Corporation Act, as amended (the “CBCA”), and 12 C.F.R. Part 359, indemnify anyone that the Registrant has the power to indemnify against any expenses, liabilities or other matters referred to in or covered by the CBCA and 12 C.F.R. Part 359. This indemnification is not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement, vote of shareholders or disinterested directors, or otherwise. Both action in an official capacity and action in another capacity while holding office may be subject to indemnification. A person’s right to indemnification does not cease solely because that person ceases to be a director, officer, employee or agent, or because that person dies.

Section 33-771 of the CBCA permits the indemnification of directors and other individuals as long as such individual’s behavior conforms to certain standards. Section 33-636 provides that a corporation’s Certificate of Incorporation may limit personal liability and make indemnification obligatory under certain circumstances.

The Registrant’s Certificate of Incorporation does not provide for indemnification for expenses, penalties or other payments incurred in an administrative proceeding instituted by a bank regulatory agency resulting in civil monetary penalties or requiring payments to the Registrant. Director liability for breach of a duty to the Registrant or its shareholders for monetary damages is limited to the amount of compensation received by such director for serving the Registrant during the year of the violation, unless the breach:

●	involved a knowing and culpable violation of law by the director;
●	enabled the director or an associate, as defined in Section 33-840 of the CBCA or any similar successor provision of the Connecticut General Statutes, to receive an improper personal economic gain;
●

showed a lack of good faith and a conscious disregard for the duty of the director to the Registrant under circumstances in which the director was aware that his/her conduct or omission created an unjustifiable risk of serious injury to the Registrant;

●	constituted a sustained and unexcused pattern of inattention amounting to abdication of the director’s duty to the Registrant; or
●	created liability for an unlawful distribution under Section 33-757 of the CBCA.

The Registrant also maintains a standard form of indemnification agreement that is entered into between the Registrant and its directors and executive officers (the “Indemnification Agreement”). The Indemnification Agreement provides that, among other things, the Registrant shall indemnify the director or executive officer indemnitee (the “Indemnitee”) against all reasonable expenses incurred in a Proceeding (as defined below) to the extent that he/she has been wholly successful on the merits or otherwise in the defense of the Proceeding; provided, however, that the Proceeding is with respect to any event or occurrence related to the fact that the Indemnitee is, or was, an agent of the Registrant or by reason of anything done or not done, or allegedly done or not done, by the Indemnitee in the capacity of an agent of the Registrant (an “Indemnifiable Event”); and further provided that the Indemnitee conducted himself/herself in good faith, reasonably believed (i) in the case of conduct in his/her official capacity, that his/her conduct was in the best interests of the Registrant, (ii) in all other cases, that his/her conduct was at least not opposed to the best interests of the Registrant, and (iii) in the case of criminal proceedings, he/she had no reasonable cause to believe his/her conduct was unlawful, and provided that with respect to an administrative proceeding or civil action initiated by any federal banking agency, the requirements in 12 C.F.R. § 359.5(a) are satisfied. The Indemnification Agreement further provides for advancement of expenses for Indemnitees, in each case to the fullest extent as may be provided for by the Registrant’s Certificate of Incorporation, Amended and Restated Bylaws and/or applicable law (including, but not limited to 12 C.F.R. Part 359 and the CBCA).

The Indemnification Agreement defines “Expenses” as costs and liabilities of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements and other out-of-pocket costs, judgments, fines, penalties and amounts paid in settlements) paid or incurred by or imposed upon the Indemnitee in the investigation, defense, settlement or appeal of, or otherwise in connection with, a Proceeding (including, without limitation, being a witness) or in establishing or enforcing a right to indemnification under the Indemnification Agreement, the Registrant’s Certificate of Incorporation or Amended and Restated Bylaws, the CBCA or otherwise. The Indemnification Agreement defines “Proceeding” as any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, with respect to an Indemnifiable Event.

The Indemnification Agreement further provides that the following events or actions are not subject to indemnification under the Indemnification Agreement: (i) a knowing and culpable violation of the law; (ii) a transaction from which the Indemnitee or his/her associate (as defined in Section 33-840 of the CBCA) received an improper personal gain; (iii) a failure to act in good faith and a conscious disregard for the duty of the Indemnitee to the Registrant under circumstances in which the Indemnitee was aware that his/her conduct or omission created an unjustifiable risk of serious injury to the Registrant; (iv) a sustained and unexcused pattern of inattention that amounted to an abdication of the Indemnitee's duties to the Registrant; or (v) created liability under Section 33-757 of the CBCA.

The Registrant carries directors’ and officers’ insurance that covers the Registrant’s directors and officers against some liabilities they may incur when acting in their official capacities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5.1	Opinion of Robinson & Cole LLP

23.1	Consent of RSM US LLP, independent registered public accounting firm

23.2	Consent of Robinson & Cole LLP (included in Exhibit 5.1)

24	Power of Attorney (included in the signature pages hereto)

99	Patriot National Bancorp, Inc. 2025 Omnibus Equity Incentive Plan (incorporated by reference to Annex A to the Definitive Proxy Statement filed on May 27, 2025)

107	Filing Fee Table

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs 1(i) and (1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 10th day of July, 2025.

PATRIOT NATIONAL BANCORP, INC.

By:	/s/ Steven Sugarman
Name: Steven Sugarman
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Sugarman and Michael A. Carrazza, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Michael A. Carrazza	Director and Chairman of the Board of Directors	July 10, 2025
Michael A. Carrazza

/s/ Steven Sugarman	Director, President and Chief Executive Officer	July 10, 2025
Steven Sugarman	(Principal Executive Officer)

/s/ Susan Lugg	Controller	July 10, 2025
Susan Lugg

/s/ Edward N. Constantino	Director	July 10, 2025
Edward N. Constantino

/s/ Emile Van den Bol	Director	July 10, 2025
Emile Van den Bol

/s/ Anahit Magzanyan	Director	July 10, 2025
Anahit Magzanyan